EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Third Quarter 2015 Net Income of $8.0 Million, Adjusted OIBDA Up 10.7%

- Revenues Increase 3.6% Driven By Wireless and Cable Customer Growth

- Postpaid wireless net additions up 33%, Cable RGUs up 3%

-Consolidated Adjusted Operating Income before Depreciation and Amortization up 10.7%; 7.5% in Wireless and 62% in Cable

- Net income includes $2.1 million in acquisition costs and $2.6 million depreciation adjustment

EDINBURG, Va., Oct. 30, 2015 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company ("Shentel") (NASDAQ:SHEN) announces financial and operating results for the three months ended September 30, 2015.

Consolidated Third Quarter Results

For the quarter ended September 30, 2015, net income of $8.0 million, the same as the third quarter of 2014. The current year results were unfavorably impacted by $2.1 million of expenses related to the Company's acquisition of NTELOS Holdings Corp and a non-routine depreciation adjustment of $2.6 million. Net income without these two items was $10.8 million, up 35% over the quarter ended September 30, 2014. Operating income was $15.1 million, an increase of 6.7% from the same quarter last year. Operating income without these two items was $19.8 million, up 40%.

Adjusted OIBDA (Operating Income Before Depreciation and Amortization) increased 10.7% to $36.8 million in the third quarter of 2015 from $33.3 million in the third quarter of 2014. Total revenues were $85.2 million, an increase of 3.6% compared to $82.3 million for the 2014 third quarter. Cable segment revenues increased due to an increase in subscribers and Revenue Generating Units (RGUs), video price increases, as well as improved product mix with customers selecting higher-speed data packages. Wireless revenues decreased as customers shifted to service plans that excluded subsidized phones, while Wireline segment revenues increased due to higher internet service fees as customers upgraded their services. Total operating expenses were $70.1 million in the third quarter of 2015 compared to $68.1 million in the prior year period. Excluding the nTelos acquisition costs and the depreciation adjustment, operating expenses were $65.4 million or down 4.0%.

nTelos Acquisition and Sprint Contract Amendment

During the quarter, Shentel announced a definitive agreement to acquire all of nTelos' stock and operations, including wireless network assets, retail stores and approximately 298,000 retail subscribers in the nTelos Western Markets. The transaction is valued at approximately $586 million (including $208 million in equity and net debt of $378 million as of June 30, 2015). Concurrently with the signing of the nTelos agreement, Shentel announced that it had entered into a series of agreements with Sprint Corporation ("Sprint"), including an addendum to the Shentel/Sprint affiliate agreement. These agreements extended the Company's initial affiliate contract with Sprint five years to 2029, and will allow Shentel to serve nTelos customers as well as the Sprint customers within the nTelos footprint at closing. As a result, Shentel expects to expand its wireless subscriber base by 581,000 (based on customer counts as of June 30, 2015) to over 1,000,000 subscribers.

President and CEO Christopher E. French commented, "This was a very busy quarter for our Company, during which we drove solid revenue growth and added to our customer base, while at the same time negotiating the details of a transformative acquisition. Without the non-routine costs of the acquisition and the depreciation adjustment, we substantially improved the ongoing earnings of the company. We continue to attract new customers with the enhanced capabilities of our upgraded wireless and cable networks, which enable us to provide the reliable and versatile coverage and offerings that consumers demand."

"The nTelos acquisition is an exciting opportunity for our Company, expected to more than double Shentel's wireless customer base, enhance our presence in the Mid-Atlantic region by adding a highly complementary footprint and further strengthen our longstanding relationship with Sprint," Mr. French continued. "With the close of the transaction, Shentel will be positioned as one of the top six public wireless providers in the U.S."

Wireless Segment

Average postpaid subscribers grew 7.2%, while service revenues in the Wireless segment decreased 0.5% to $47.8 million as compared to the third quarter of 2014 primarily as a result of postpaid customers selecting lower-priced service plans associated with leasing and installment billing programs for handsets. More than offsetting the decrease in postpaid revenue was a decrease in the cost of postpaid handset subsidies of $3.8 million. In the third quarter, net prepaid service revenues grew $1.3 million, or 11.7%, due primarily to a 4.7% growth in average prepaid customers and improved product mix as compared to the same period of 2014.

During the third quarter of 2015, net additions to postpaid subscribers were 7,035, up 33% compared to 5,303 postpaid subscriber additions in the third quarter of 2014. Net prepaid subscribers declined by 327 during third quarter 2015, compared to 1,950 added in the third quarter of 2014.

Depreciation and amortization for the wireless segment in the third quarter of 2015 increased 22% or $1.7 million as compared to the same prior year period. Third quarter 2015 included a one-time, unfavorable adjustment of $1.9 million for the Wireless segment's portion of the depreciation adjustment.

Third quarter adjusted OIBDA in the Wireless segment was $27.2 million, an increase of $1.9 million or 7.5% from the third quarter of 2014.

"The reliability of our state of the art wireless network continues to attract new customers as demonstrated by the strong growth in our postpaid customer base during the quarter," Mr. French stated. "Monthly service fees and handset subsidy costs have continued to decline as customers select lower revenue service plans related to handset financing and leasing plans."

Cable Segment

Revenue in the Cable segment increased $3.4 million or 16.2% to $24.4 million, due to 3% growth in average RGUs (the sum of voice, data, and video users), video rate increases in January 2015, and customers selecting higher speed data access packages. Operating expenses were flat at $25 million in the third quarter of 2015 compared to third quarter 2014. Included in the 2015 operating expenses was a $0.3 million unfavorable depreciation adjustment.

Revenue generating units totaled 125,182 at the end of the third quarter of 2015, an increase of 3% over September 30, 2014.

Adjusted OIBDA in the Cable segment for third quarter 2015 was $5.5 million, up 62% from $3.4 million in the third quarter of 2014.

Mr. French stated, "During the quarter we saw increased demand for our high speed internet services and continued to benefit from video rate increases that went into effect in January 2015. Our enhanced service capabilities are attracting new customers and motivating our existing customers to transition to upgraded service offerings and monthly subscription plans."

Wireline Segment

Revenue in the Wireline segment increased 8.5% to $17.3 million in the third quarter of 2015, as compared to $15.9 million in the third quarter of 2014. Carrier access and fiber revenue for the quarter was $10.9 million, an increase from $9.9 million for the same quarter last year, due to growth in new fiber contracts. Operating expenses increased 15.8% or $1.8 million to $13.3 million for third quarter 2015, due to higher cable programming costs, costs to support new fiber contracts, and the $0.4 million Wireline-related portion of the depreciation adjustment recorded in the third quarter of 2015.

Adjusted OIBDA for the Wireline segment for third quarter 2015 was $7.5 million, as compared to $7.9 million in third quarter 2014.

Other Information

On October 20, 2015, the Company declared a dividend of $0.48 per share payable December 1, 2015 to shareholders of record on November 5, 2015, with an expected payout of $11.6 million. The Company also declared a two-for-one stock split effective for shareholders of record as of December 31, 2015.

Capital expenditures were $14.5 million in the third quarter of 2015 compared to $18.4 million in the comparable 2014 period.

Cash and cash equivalents as of September 30, 2015 were $87.3 million, compared to $68.9 million at December 31, 2014. Total outstanding debt at September 30, 2015 totaled $207 million compared to $230.0 million as of September 30, 2014. The Company began making quarterly principal payments of $5.75 million on its debt in December 2014. According to the terms of the Company's credit agreement, a decrease in the Company's leverage triggered a 0.25% decrease in the interest rate on the Company's outstanding debt. At September 30, 2015, debt as a percent of total assets was 33.4%. The amount available to the Company through its revolver facility was $50 million.

"We believe that our solid balance sheet provides a strong foundation for the continued growth of our customer base, capabilities and service offerings. We look forward to the closing of the nTelos acquisition and with that, the opportunity to serve additional customers and new markets," Mr. French concluded.

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast today, Friday, October 30, 2015, at 9 A.M. Eastern Time.

Teleconference Information:
Friday, October 30, 2015, 9:00 A.M. (ET)
Dial in number: 1-888-695-7639

Password: 60683652
Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately one hour after the call is complete, through November 8, 2015 by calling (855) 859-2056.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States. The Company's services include: wireless voice and data; cable video, internet and voice; fiber network and services; and local and long distance telephone. Shentel is the exclusive personal communications service ("PCS") Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia. For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2015	December 31, 2014

Cash and cash equivalents	$ 87,288	$ 68,917
Other current assets	44,340	59,407
Total current assets	131,628	128,324

Investments	10,380	10,089

Net property, plant and equipment	398,435	405,907

Intangible assets, net	67,274	68,260
Deferred charges and other assets, net	12,527	6,662
Total assets	$ 620,244	$ 619,242

Total current liabilities	56,751	59,154
Long-term debt, less current maturities	184,000	201,250
Total other liabilities	92,052	100,492
Total shareholders' equity	287,441	258,346
Total liabilities and shareholders' equity	$ 620,244	$ 619,242

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Operating revenues	$85,212	$82,268	$255,202	$244,136

Operating expenses:
Cost of goods and services	30,570	33,330	91,541	97,970
Selling, general and administrative	20,435	18,063	58,177	51,836
Depreciation and amortization	19,118	16,731	53,119	48,714
Total operating expenses	70,123	68,124	202,837	198,520
Operating income	15,089	14,144	52,365	45,616

Other income (expense):
Interest expense	(1,808)	(2,007)	(5,663)	(6,119)
Gain (loss) on investments, net	(211)	239	(12)	335
Non-operating income, net	391	409	1,265	1,496
Income before income taxes	13,461	12,785	47,955	41,328

Income tax expense	5,465	4,782	19,199	16,094
Net income	$ 7,996	$ 8,003	$28,756	$25,234

Earnings per share:
Basic	$ 0.33	$0.33	$ 1.19	$1.05
Diluted	$ 0.33	$0.33	$ 1.17	$1.04

Weighted average shares outstanding, basic	24,203	24,113	24,182	24,091

Weighted average shares outstanding, diluted	24,535	24,393	24,483	24,334

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with adjusted OIBDA, which is considered a "non-GAAP financial measure" under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: certain non-recurring transactions; impairment of assets; gains and losses on asset sales; and share based compensation expense. Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made. In the future, management expects that the Company may again report adjusted OIBDA excluding these items and may incur expenses similar to these excluded items. Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes. By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes adjusted OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. These limitations include the following:

  it does not reflect capital expenditures;
  many of the assets being depreciated and amortized will have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect interest expense necessary to service interest or principal payments on indebtedness;
  it does not reflect gains, losses or dividends on investments;
  it does not reflect expenses incurred for the payment of income taxes; and
  other companies, including companies in our industry, may calculate adjusted OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The following table shows adjusted OIBDA for the three and nine months ended September 30, 2015 and 2014:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2015	2014	2015	2014
Adjusted OIBDA	$ 36,804	$ 33,253	$110,759	$ 97,919

The following table reconciles adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure, for the three and nine months ended September 30, 2015 and 2014:

Consolidated:	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2015	2014	2015	2014
Operating income	$ 15,089	$ 14,144	$ 52,365	$ 45,616
Plus depreciation and amortization	19,118	16,731	53,119	48,714
Plus (gain) loss on asset sales	(1)	2,053	229	1,739
Plus share based compensation expense	469	325	1,893	1,850
Plus acquisition-related expenses	2,129	--	3,153	--
Adjusted OIBDA	$ 36,804	$ 33,253	$110,759	$ 97,919

The following tables reconcile adjusted OIBDA to operating income by major segment for the three and nine months ended September 30, 2015 and 2014:

Wireless Segment:	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2015	2014	2015	2014
Operating income	$ 17,393	$ 17,333	$ 56,101	$ 51,697
Plus depreciation and amortization	9,644	7,895	26,089	23,162
Plus (gain) loss on asset sales	40	--	73	(293)
Plus share based compensation expense	109	67	441	387
Adjusted OIBDA	$ 27,186	$ 25,295	$ 82,704	$ 74,953
Cable Segment:	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2015	2014	2015	2014
Operating loss	$ (603)	$ (4,124)	$ (1,706)	$ (8,170)
Plus depreciation and amortization	5,948	5,864	17,286	17,035
Plus loss on asset sales	(39)	1,512	12	1,528
Plus share based compensation expense	164	125	665	699
Adjusted OIBDA	$ 5,470	$ 3,377	$ 16,257	$ 11,092
Wireline Segment:	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2015	2014	2015	2014
Operating income	$ 3,974	$ 4,438	$11,769	$ 12,551
Plus depreciation and amortization	3,404	2,875	9,411	8,225
Plus loss on asset sales	(2)	541	132	575
Plus share based compensation expense	84	45	330	311
Adjusted OIBDA	$ 7,460	$ 7,899	$ 21,642	$ 21,662

Supplemental Information

Subscriber Statistics

The following tables show selected operating statistics of the Wireless segment as of the dates shown:

	Sept. 30,	December 31,	Sept. 30,	December 31,
	2015	2014	2014	2013
Retail PCS Subscribers - Postpaid	303,527	287,867	282,976	273,721
Retail PCS Subscribers - Prepaid	145,104	145,162	140,126	137,047
PCS Market POPS (000) (1)	2,421	2,415	2,410	2,397
PCS Covered POPS (000) (1)	2,213	2,207	2,116	2,067
CDMA Base Stations (sites)	548	537	531	526
Towers Owned	154	154	154	153
Non-affiliate cell site leases (2)	203	198	197	217

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Gross PCS Subscriber Additions - Postpaid	19,638	20,095	54,477	51,578
Net PCS Subscriber Additions - Postpaid	7,035	5,303	15,660	9,255
Gross PCS Subscriber Additions - Prepaid	20,228	18,225	63,806	52,683
Net PCS Subscriber Additions (Losses) - Prepaid	(327)	1,950	(58)	3,079
PCS Average Monthly Retail Churn % - Postpaid (3)	1.40%	1.76%	1.47%	1.70%
PCS Average Monthly Retail Churn % - Prepaid (3)	4.72%	3.92%	4.85%	3.99%

1) POPS refers to the estimated population of a given geographic area and is based on information purchased from third party sources. Market POPS are those within a market area which the Company is authorized to serve under its Sprint PCS affiliate agreements, and Covered POPS are those covered by the Company's network.
2) The decreases during 2014 resulted from termination of Sprint iDEN leases associated with the former Nextel network.
3) PCS Average Monthly Retail Churn is the average of the monthly subscriber turnover, or churn, calculations for the period.

The following table shows selected operating statistics of the Wireline segment as of the dates shown:

	Sept. 30,	Dec. 31,	Sept. 30,	Dec. 31,
	2015	2014	2014	2013
Telephone Access Lines	21,598	21,612	21,742	22,106
Long Distance Subscribers	9,651	9,571	9,645	9,851
Video Customers	5,375	5,692	5,787	6,342
DSL Subscribers	12,834	12,742	12,708	12,632
Fiber Route Miles	1,625	1,556	1,459	1,452
Total Fiber Miles (1)	107,432	99,387	85,398	84,600

1. Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles. Fiber counts were revised following a review of fiber records in the first quarter of 2015.

The following table shows selected operating statistics of the Cable segment as of the dates shown:

	Sept. 30,	December 31,	Sept. 30,	December 31,
	2015	2014	2014	2013
Homes Passed (1)	172,388	171,589	171,382	170,470
Customer Relationships (2)
Video customers	48,421	49,247	49,672	51,197
Non-video customers	23,816	22,051	21,630	18,341
Total customer relationships	72,237	71,298	71,302	69,538
Video
Customers (3)	50,839	52,095	52,347	53,076
Penetration (4)	29.5%	30.4%	30.5%	31.1%
Digital video penetration (5)	75.2%	65.9%	64.8%	49.2%
High-speed Internet
Available Homes (6)	172,388	171,589	170,728	168,255
Customers (3)	54,620	51,359	50,626	45,776
Penetration (4)	31.7%	29.9%	29.7%	27.2%
Voice
Available Homes (6)	169,651	168,852	167,991	163,282
Customers (3)	19,723	18,262	17,493	14,988
Penetration (4)	11.6%	10.8%	10.4%	9.2%
Total Revenue Generating Units (7)	125,182	121,716	120,466	113,840
Fiber Route Miles	2,842	2,834	2,473	2,636
Total Fiber Miles (8)	75,021	72,694	71,022	69,296

1) Homes and businesses are considered passed ("homes passed") if we can connect them to our distribution system without further extending the transmission lines. Homes passed is an estimate based upon the best available information.
2) Customer relationships represent the number of customers who receive at least one of our services.
3) Generally, a dwelling or commercial unit with one or more television sets connected to our distribution system counts as one video customer. Where services are provided on a bulk basis, such as to hotels and some multi-dwelling units, the revenue charged to the customer is divided by the rate for comparable service in the local market to determine the number of customer equivalents included in the customer counts shown above.
4) Penetration is calculated by dividing the number of customers by the number of homes passed or available homes, as appropriate.
5) Digital video penetration is calculated by dividing the number of digital video customers by total video customers. Digital video customers are video customers who receive any level of video service via digital transmission. A dwelling with one or more digital set-top boxes or digital adapters counts as one digital video customer.
6) Homes and businesses are considered available ("available homes") if we can connect them to our distribution system without further extending the transmission lines and if we offer the service in that area.
7) Revenue generating units are the sum of video, voice and high-speed internet customers.
8) Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision makers. The Company has three reportable segments, which the Company operates and manages as strategic business units organized by lines of business: (1) Wireless, (2) Cable, and (3) Wireline.   A fourth segment, Other, primarily includes Shenandoah Telecommunications Company, the parent holding company.

The Wireless segment provides digital wireless service to a portion of a four-state area covering the region from Harrisburg, York and Altoona, Pennsylvania, to Harrisonburg, Virginia, as a Sprint PCS Affiliate. This segment also owns cell site towers built on leased land, and leases space on these towers to both affiliates and non-affiliated service providers.

The Cable segment provides video, internet and voice services in Virginia, West Virginia and Maryland, and leases fiber optic facilities throughout southern Virginia and West Virginia. It does not include video, internet and voice services provided to customers in Shenandoah County, Virginia.

The Wireline segment provides regulated and unregulated voice services, DSL internet access, and long distance access services throughout Shenandoah County and portions of Rockingham, Frederick, Warren and Augusta counties, Virginia. The segment also provides video services in portions of Shenandoah County, and leases fiber optic facilities throughout the northern Shenandoah Valley of Virginia, northern Virginia and adjacent areas along the Interstate 81 corridor through West Virginia, Maryland and portions of Pennsylvania.

Three months ended September 30, 2015

(in thousands)
	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$ 47,793	$ 22,284	$ 4,904	$ --	$ --	$ 74,981
Other	2,734	1,882	5,615	--	--	10,231
Total external revenues	50,527	24,166	10,519	--	--	85,212
Internal revenues	1,109	251	6,759	--	(8,119)	--
Total operating revenues	51,636	24,417	17,278	--	(8,119)	85,212

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	15,572	14,124	8,212	--	(7,338)	30,570
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	9,027	4,948	1,688	5,553	(781)	20,435
Depreciation and amortization	9,644	5,948	3,404	122	--	19,118
Total operating expenses	34,243	25,020	13,304	5,675	(8,119)	70,123
Operating income (loss)	$ 17,393	$ (603)	$ 3,974	$(5,675)	$ --	$ 15,089

Three months ended September 30, 2014

(in thousands)
	Wireless	Cable(1)	Wireline(1)	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$ 48,013	$ 19,173	$ 4,740	$ --	$ --	$ 71,926
Other	3,083	1,799	5,460	--	--	10,342
Total external revenues	51,096	20,972	10,200	--	--	82,268
Internal revenues	1,099	32	5,724	--	(6,855)	--
Total operating revenues	52,195	21,004	15,924	--	(6,855)	82,268

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	18,322	14,157	7,078	--	(6,227)	33,330
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	8,645	5,107	1,533	3,406	(628)	18,063
Depreciation and amortization	7,895	5,864	2,875	97	--	16,731
Total operating expenses	34,862	25,128	11,486	3,503	(6,855)	68,124
Operating income (loss)	17,333	(4,124)	4,438	(3,503)	--	14,144

Nine months ended September 30, 2015
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals

External revenues
Service revenues	$ 144,917	$ 65,802	$ 14,543	$ --	$ --	$ 225,262
Other	8,611	5,495	15,834	--	--	29,940
Total external revenues	153,528	71,297	30,377	--	--	255,202
Internal revenues	3,319	585	18,950	--	(22,854)	--
Total operating revenues	156,847	71,882	49,327	--	(22,854)	255,202

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	47,661	41,378	23,224	--	(20,722)	91,541
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	26,996	14,924	4,923	13,466	(2,132)	58,177
Depreciation and amortization	26,089	17,286	9,411	333	--	53,119
Total operating expenses	100,746	73,588	37,558	13,799	(22,854)	202,837
Operating income (loss)	56,101	(1,706)	11,769	(13,799)	--	52,365

Nine months ended September 30, 2014 (in thousands)	Wireless	Cable(1)	Wireline(1)	Other	Eliminations	Consolidated Totals

External revenues
Service revenues	$ 143,112	$ 57,028	$ 14,255	$ --	$ --	$ 214,395
Other	8,653	5,202	15,886	--	--	29,741
Total external revenues	151,765	62,230	30,141	--	--	244,136
Internal revenues	3,283	91	17,202	--	(20,576)	--
Total operating revenues	155,048	62,321	47,343	--	(20,576)	244,136

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	55,455	38,969	22,297	--	(18,751)	97,970
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	24,734	14,487	4,270	10,170	(1,825)	51,836
Depreciation and amortization	23,162	17,035	8,225	292	--	48,714
Total operating expenses	103,351	70,491	34,792	10,462	(20,576)	198,520
Operating income (loss)	51,697	(8,170)	12,551	(10,462)	--	45,616

(1) Prior year service and other revenue amounts have been recast to conform to the current year presentation of video and internet equipment revenues being included in service revenue rather than other revenue.

CONTACT: Shenandoah Telecommunications, Inc.
         Adele Skolits
         CFO and VP of Finance
         540-984-5161
         Adele.skolits@emp.shentel.com

         Or

         John Nesbett/Jennifer Belodeau
         Institutional Marketing Services (IMS)
         203-972-9200
         jnesbett@institutionalms.com